Exhibit 4.39

[Note: Translation from the original agreement written in Chinese]

Execution Copy

Fifth Amended and Restated Exclusive Purchase Right Agreement

eLong.Inc (hereinafter “Party A”)

Registered Address: 4th Floor, Hutchence David Century Garden, George Town, Grand Cayman,

Cayman Islands.

Guangfu Cui

ID No.: 110108196902010857

Address: No.1, XiangHongqi Street, Haidian District, Beijing

Jason Xie

Address: No. 68, Court 600 Yingkou Street, Yangpu District, Shanghai

ID No.: 320621197612080517

(hereinafter collectively “Party B”)

Beijing eLong Information Technology Co., Ltd. (hereinafter “Party C”)

Registered Address: 2nd Floor, Xingke Plaza-C, 10 Jiuxianqiao Street, Chaoyang District, Beijing

Legal Representative: Guangfu Cui

eLongNet Information Technology (Beijing) Co., Ltd. (hereinafter “Party D”)

Registered Address: 10 Jiu Xian Qiao Road, Chaoyang District, Beijing

Legal Representative: Guangfu Cui

WHEREAS:

1.	Party A is a company registered and established in Cayman Islands; Party B is a PRC resident; Party C is a limited liability company established and validly existing in accordance with PRC laws; Party D is a wholly foreign owned enterprise established and validly existing in accordance with PRC laws, and is a wholly owned company of Party A.

2.	According to the Third Amended and Restated Exclusive Purchase Right Agreement signed between Party A, Party C, Party D and Jack Wang who held the 12.5% equity interests of Party C on April 21, 2008, Jack Wang granted Party A an irrevocable right to purchase his equity interests in Party C. According to the Fourth Amended and Restated Exclusive Purchase Right Agreement signed between Party A, Party C, Party D and Guangfu Cui on June 11, 2010, Guangfu Cui granted Party A t an irrevocable right to purchase his equity interests in Party C.

3.	According to the Share and Debt Transfer Agreement signed between Party A, Party B and Jack Wang on June 11, 2010, Jason Xie is assigned the 12.5% equity interests in Party C held by Jack Wang and the entire loan relationship with Party C.

4.	To reflect Part B’s succession to the Third Amended and Restated Exclusive Purchase Right Agreement signed between Party A, Party C and Party D and Jack Wang, each party hereby makes amendment and restatement to this agreement as follows:

NOW, THEREFORE, the parties to this agreement hereby agree on July 6, 2011 as follows:

Chapter One. Purchases and Sales of Equity Interest

1.1 Authorizations

Party B hereby irrevocably grants Party A, under the laws of the PRC, the right to, following the steps decided by Party A, and the price specified in 1.3 of this agreement, purchase by Party A or by one or more persons designated by Party A (the “Designated Persons”) at any time from Party B of its all or part of the equity interest of Party C (“Purchase Right of Equity Interest”). Besides Party A and the Designated Persons, any third party does not have such Purchase Right of Equity Interest. Party C hereby agrees the delivery of Purchase Right of Equity Interest from Party B to Party A. As specified in this and this agreement, the “person” has the meaning of a natural person, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2 Steps

Upon and subject to the laws and regulations of PRC, Party A may send a written notice (the “Notice of Purchase of Equity Interest”) to Party B (or either person of Party B) upon its performance of purchase to explain in detail the way of purchase.

1.3 Purchase Price

Unless a valuation is required under the laws of P.R.C, the price of the Purchased Equity Interest (“Purchase Price”) shall be equivalent to the actual amount of the Purchased Equity Interest contributed by Party B.

1.4 Transfer of the Purchased Equity Interest

Every time upon Party A’s exercising of the Purchase Right of Equity Interest:

(a) Party B shall supervise and urge Party C to convene the shareholders meeting, and during the meeting, to pass the decision or resolution to transfer the equity interest from Party B to Party A and/or the Designated Persons;

(b) Party B shall, upon the terms and conditions of this agreement and the Notice of Purchase of Equity Interest, enter into Equity Interest Transfer Agreement with Party A (or, in applicable situation, the Designated Persons); and

(c) The related parties shall execute all other requisite contracts, agreements or documents, acquire all requisite approval and consent of the government, and, without any security interest, perform all requisite action to transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated Person, and to cause Party A and/or the Designated Person to be the registered owner of the Purchased Equity Interest. For this and this agreement, “Security Interest” has the meaning of security, mortgage, right or interest of the third party, any purchase right of equity interest, right of acquisition, prior purchase right, right of set-off, ownership detainment or other security arrangements. To further define the meaning, it does not include any security interest subject to this agreement or the equity interest pledge contract of Party B. As described in this and this agreement, “the Equity Interest Pledge Agreement of Party B” has the meaning of the Equity Interest Pledge Agreement entered into by Party D and Party B dated as of the execution date of this agreement. According to the said agreement, to secure Party C to perform the obligations subject to the Exclusive Technology Service Agreement entered into between Party C and Party D, Party B pledges all its equity interest in Party C to Party D.

1.5 Payment

Whereas contemplated in the Loan Agreement, any proceeds received by Party B from the transfer of its equity interest in Party C shall be used, according to the Loan Agreement, as the payment to its loan borrowed from Party A. Therefore, except otherwise other arrangement shall be applied according to the applicable law, upon the performance of the Purchase Right of Equity Interest by Party A, the Purchase Price shall be used as the payment for the principal as well as the interests from Party B to Party A subject to the loan. Party A does not need pay the Purchase Price to Party B anymore.

Chapter Two. Promises Relating to Equity Interest

2.1 Promises of Party C

Party C hereby promises:

(a) Without prior written consent by Party A, not, in any form, to complement, change or renew the articles of the association of Party C, to increase or decrease registered capital of the corporation, or to change the structure of the registered capital in any other forms;

(b) Following kind finance and business standard and tradition, to maintain the exist of the corporation, prudently and effectively operate business and process affairs;

(c) Without prior written consent by Party A, not, dated from the execution date of this agreement, to sale, transfer, mortgage or dispose in any other form any assets, legitimate or beneficial interest of business or income of Party C, or to approve any other security interest set on it;

(d) Without prior written notice by Party A, no debt shall take place, be inherited, be guaranteed, or be allowed to exist, with the exception of: (i) debt from normal or daily business but not from borrowing; and (ii) debt having been disclosed to Party A or having gained written consent from Party A;

(e) To normally operate all business to maintain the asset value of Party C, without doing or otherwise any action that sufficiently affects the operation and asset value;

(f) Without prior written consent by Party A, not to enter into any material contract, with the exception of the contract entered into during the normal business (as in this paragraph, a contract with a value more than a hundred thousand Yuan (RMB100,000) shall be deemed as a material contract);

(g) Without prior written consent by Party A, not to provide loan or credit loan to anyone;

(h) Upon the request of Party A, to provide all operation and finance materials relevant to PartyA;

(i) Without prior written consent by Party A, Party C shall not to merger or associate with any person, or purchase any Person or invest in any Person;

(j) To notify Party A immediately the occurrence or the probable occurrence of the litigation, arbitration or administrative procedure related to the assets, business and income of Party C;

(k) In order to keep the ownership of Party C to all its assets, to execute all requisite or appropriate documents, do all requisite or appropriate action, and advance all requisite or appropriate accusation, or make requisite or appropriate plea for all claims;

(l) Without prior written notice by Party A, not to assign stock interests to shareholders in any form, but upon the request of Party A, to assign all its assignable profits to their own shareholders;

2.2 Promises of Party B

Party B promises:

(a) Without prior written consent by Party A, as of the execution date of this agreement, not to sell, transfer, mortgage or dispose in any other form any legitimate or beneficial interest of equity interest in Party C held by Party B, or to approve any other security interest set on it, with the exception of the pledge set on the equity interest of Party B subject to Equity Interest Pledge Agreement of Party B;

(b) Without prior written notice by Party A, not to cause the shareholders meeting commissioned by Party C to approve or execute any approving document to, sale, transfer, mortgage or dispose in any other form any legitimate or beneficial interest of equity interest, or to approve any other security interest set on it, with the exception of such actions made to Party A or the designated person of Party A;

(c) To cause the shareholders meeting commissioned by it not to approve or execute any approving document for Party C to, without the prior written notice by Party A, merger or associate with any person, or purchase any person or invest in any person;

(d) To notify Party A of the occurrence or the probable occurrence of the litigation, arbitration or administrative procedure related to the equity interest owned by it;

(e) To cause the Board of Shareholders commissioned by it to vote to approve the transfer of the Purchased Equity Interest subject to this agreement;

(f) In order to keep its ownership of the equity interest, to execute all requisite or appropriate documents, do all requisite or appropriate action, and advance all requisite or appropriate accusation, or make requisite or appropriate plea for all claims;

(g) Upon request of Party A, to commission any person designated Party D to be the member of the board of directors of Party C;

(h) Upon the request of Party A at any time, to immediately transfer its equity interest to the representatives designated by Party A unconditionally and at any time, and abandon its prior purchase right of such equity interest transferring to another available shareholder;

(i) To prudently comply with the terms and conditions of this agreement and other agreements entered into totally or respectively by Party B, Party C and Party A, to actually perform all obligations under these agreements, without doing or otherwise any action that sufficiently affects the validity and enforceability of these agreements;

2.3 Promises Relating to Party D

Considering Party B has pledged the stockholder’s right of Party C, held by Party B, to Party D. Party D agrees that in case Party A exercises the right of purchasing stockholder’s right during the validity period of Equity Interest Pledge Agreement, Party B shall transfer the stockholder’s right to Party A or other appointed personnel in accordance with the agreement, the aforesaid transformation shall not be bound by the regulation that the transformation of Party B’s stockholder’s right shall be limited, in the Equity Interest Pledge Agreement.

3. Representations and Warranties

Representations and Warranties of Party B and Party C

As of the execution date of this agreement and every transferring date, Party B and Party C hereby represent and warrant together and respectively to Party A as follows:

(a) It has the power and ability to enter into and deliver this agreement, and any equity interest-transferring agreement (“Transferring Agreement”, respectively) having it as a party, for every single transfer of the purchased equity interest according to this Agreement, and to perform its obligations under this agreement and any Transferring Agreement. Upon execution, this agreement and the Transferring Agreements having it as a party shall constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

(b) The execution, delivery of this agreement and any Transferring Agreement and performance of the obligations under this agreement and any Transferring Agreement do not: (i) cause to violate any relevant laws of PRC; (ii) constitute a conflict with its articles of association or other organizational documents; (iii) cause to breach any contract or instruments to which it is a party or having binding obligation on it, or cause to breach any contract or instruments to which it is a party or having binding obligation on it; (iv) cause to violate relevant authorization of any consent or approval to it and/or any continuing valid condition; or (v) cause any consent or approval authorized to it to be suspended, removed, or into which other requests be added;

(c) Party C bears clean and sellable ownership of all assets. Party C does not set any security interest on the said assets;

(d) Party C does not have any undischarged debt, with the exception of (i) debt from its normal business; and (ii) debt having been disclosed to Party A and having gained written consent from Party A;

(e) Party C abides by all laws and regulations applicable to the purchase of assets;

(f) No litigation, arbitration or administrative procedure relating to equity interest, assets of Party C or the corporation is underway or to be decided or to probably take place; and

(g) It bears clean and sellable ownership of its equity interest, it does not set any security interest on the said assets.

4. Effective Date

This agreement shall be established and come into effect from the execution date of this agreement, and has a validity period of 20 years.

5. Applicable Law and Dispute Resolution

5.1 Applicable Law

The execution, validity, construing and performance of this agreement, and resolution of the disputes under this agreement, shall be in accordance with officially published and publicly attainable laws of PRC (“PRC laws”). Issues not regulated by the PRC laws shall apply international legal rules and conventions.

5.2 Dispute Resolution

(a) Any dispute, controversy or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the rules of arbitration in effect on the date of application. The arbitration award shall be final and binding upon all parties.

(b) Arbitration place shall be Beijing, PRC.

(c) Arbitration language shall be Chinese.

(d) The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respectively arbitral appointments, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be Chinese citizen or United State citizen.

(e) Both parties agree that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties further agree that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.

(f) Both parties agree to conduct arbitration in accordance with this regulation, and to irrevocably waive the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

6. Taxes and Expenses

Every party shall, according to laws of PRC, bear any and all transferring and registering taxes, costs and expenses for the preparation and execution of this Agreement and all Transferring Agreements, and those arising from or imposed on the party, to complete the transactions of this Agreement and all Transferring Agreements.

7. Notices

This agreement requests that notices or other communications sent by any party or corporation shall be written in Chinese or English, and be delivered in person, by mail or telecopy to other parties at the following addresses or other specified addresses noticed by other parties to the party. The date deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the tenth day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the fourth day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A: eLong.Inc

Address: 4th Floor, Hutchence David Century Garden, George Town, Grand Cayman, Cayman Islands.

Fax: 8610-64366019

Tel: 8610-58602288

Addressee: Sami Farhad

Party B: Guangfu Cui

Address: No.1, XiangHongqi Street, Haidian District, Beijing

Fax: 8610-64366019

Tel: 8610-58602288

                Jason Xie

Address: No. 68, Court 600 Yingkou Street, Yangpu District, Shanghai

Fax: 8610-64366019

Tel: 8610-58602288

Party C: Beijing eLong Information Technology Co., Ltd.

Registered Address: 2nd Floor, Xingke Plaza-C, 10 Jiuxianqiao Street, Chaoyang District Beijing

Fax: 8610-64366019

Tel: 8610-5860228

Addressee: Guangfu Cui

Party D: eLongNet Information Technology (Beijing) Co., Ltd.

Address: 10 Jiu Xian Qiao Road, Chaoyang District, Beijing

Fax: 8610-64366019

Tel: 8610-5860228

Addressee: Guangfu Cui

8. Confidentiality

All parties admit and confirm any oral or written materials exchanged by the parties relating to this agreement are confidential. All parties shall maintain the secrecy and confidentiality of all such materials. Without written approval by the disclosing party, the party receiving the confidential information shall not disclose to ay third party any relevant materials, but with the exception of the following: (a) the public know or may know such materials (but not disclosed by the party accepting the materials); (b) materials needed to be disclosed subject to ordinance or listing rules or precedents of stock exchange; or (c) any party necessarily discloses materials to its legal or financial consultant relating the transaction of this agreement, and this legal or financial consultant shall have the obligation of confidentiality similar to that set forth in this. The breach of the obligation of confidentiality by staff or employed institution of any party shall be deemed as the breach of such obligation by that party, and by whom the liabilities for breach shall be bored. No matter this agreement may terminate by any reason, this shall continue in force and effect.

9. Further Warranties

The Parties to the agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this agreement or actions beneficial to it.

10. Miscellaneous

10.1 Amendment, Modification and Supplement

Upon amendment, modification and supplement of this agreement shall be subject to the written agreement executed by each party.

10.2 Observance of Laws and Regulations

The parties of the contract shall observe in its operation of business all laws and regulations of PRC officially published.

10.3 Entire Contract

5.

Except the written amendment, supplement and modification of this agreement upon the date of execution, this agreement shall constitute the entire contract of the parties hereto with respect to the object hereof and supersedes all prior oral or written agreements, representation and contracts with respect to the object hereof (including the Third Amended and Restated Exclusive Purchase Right Agreement signed between Party A, Party C, Party D and Jack Wang on April 21st, 2008 and the Fourth Amended and Restated Exclusive Purchase Right Agreement signed between Party A, Party C, Party D and Guangfu Cui on June 11th, 2010).

10.4 Headings

The headings contained in this agreement are for convenience of reading only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this agreement.

10.5 Language

This agreement is executed in Chinese in quadruplicate.

10.6 Severability

If any one or more provisions of this agreement are judged as invalid, illegal or nonenforceable in any way according to any laws or regulations, the validity, legality and enforceability of other provisions hereof shall not be affected or impaired in any way. All parties shall, through sincere consultation, urge to replace those invalid, illegal or nonenforceable provisions with valid ones, and from such valid provisions, similar economic effects shall be tried to reach as from those invalid, illegal or non-enforceable provisions.

10.7 Successor

This Agreement shall bind and benefit the successor of each party and the transferee allowed by each party.

10.8 Survival

(a) Any obligation taking place or at term hereof prior to the end or termination ahead of the end of this agreement shall continue in force and effect notwithstanding the occurrence of the end or termination ahead of the end of the agreement.

(b) Item 5, Item 7 and Item 10.8 hereof shall continue in force and effect after the termination of this agreement.

10.9 Waiver

Any party to this agreement may waive the terms and conditions of this agreement. Such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver by a party to the breach hereof by other parties in certain situation shall not be construed as a waiver to any similar breach by other parties in other situation.

[No text hereunder]

IN WITNESS THEREFORE, the parties hereof have caused this agreement to be executed by Parties to this Agreement or through their duly authorized representatives as of the date first written above.

Party A: eLong, Inc.

Signature of Authorized Representative: /s/ Sami Farhad

Party B: Guangfu Cui

Signature: /s/ Guangfu Cui

                    Jason Xie

Signature: /s/ Jason Xie

Party C: Beijing eLong Information Technology Co., Ltd.

Signature of Authorized Representative: /s/ [seal of Beijing eLong Information Technology Co., Ltd.]

Party D: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative: /s/ Mike Doyle

Official Seal: /s/ [seal of eLongNet Information Technology (Beijing) Co., Ltd.]